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                                                                    EXHIBIT 99.1

Wednesday February 9, 4:08 pm Eastern Time

Company Press Release

SOURCE: PopMail.com, inc

PopMail.com, inc. Completes Merger with Iz.com

* Jesse Berst named Chief Operating Officer of PopMail.com, inc. * Content focus added to distribution

DALLAS, Feb. 9 /PRNewswire/ -- PopMail.com, inc. (Nasdaq: POPM - news), a leading permission- and affinity-based email marketing company for the broadcast, media, sports, and entertainment industries, today announced it has completed the merger of online convergent media company Iz.com.

In conjunction with the closing of the acquisition, the Company completed a $6.75 million private placement of common stock. In addition to each share of common stock sold, a warrant was attached. This financing will be used for working capital, sales, marketing, and further development of member lists.

Stephen D. King, CEO of PopMail.com, inc, stated, "We are pleased to announce the merger with Iz.com. We now have additional tools to help clients monetize email. PopMail.com's approach drives traffic to their Web sites and to their real-world operations, such as TV stations and sports teams. Our affinity marketing builds loyal subscribers that are more inclined to open the email and more inclined to buy." By combining PopMail's permission-based email and Iz.com's management and resources, PopMail.com is positioned to expand its member base and grow revenues. The acquisition of Iz.com also adds extensive entertainment management experience. This will enhance the Company's ability to acquire a larger client base in the entertainment sector, as well as attract and retain new affinity members. As of February 8, 2000, PopMail.com had signed contracts with 750 companies in the broadcast, media, sports and entertainment industries.

Board and Management Additions

Internet email pioneer Jesse Berst has officially joined the Board of PopMail.com, inc. In addition to his strategic role as Board member, Berst will join the Company on a full-time basis as Chief Operating Officer of PopMail.com, inc. Prior to joining PopMail.com, Mr. Berst was a Vice President at ZDNet. Berst will occupy the Board seat recently vacated by Mr. Anderson who has resigned from the Board to pursue other business interests.

Jesse Berst, in the office of Chief Operating Officer, will be directly responsible for strategy and policy regarding monetization of PopMail.com's email database. In addition, Mr. Berst will head content development, as well as Internet and email strategic initiatives.



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Commenting on Mr. Berst's role as Chief Operating Officer, Mr. King continued,
"We are fortunate to attract a senior executive of Jesse's experience and caliber who has not only been successful in acquiring knowledge of the technology sector over the past two decades, but who also possesses the ability to pass his knowledge on to an audience of eager listeners. Jesse's background in the Internet and publishing industry will allow us to more rapidly grow our four main verticals, while his proven, hands on experience in the email messaging arena will assist in revenue and member growth. His ability to provide valuable content to drive revenue and monetize PopMail's current and growing member base will prove valuable going forward."

Jesse Berst is editorial director of ZDNet's popular AnchorDesk website. His "Berst Alerts" go out via email to millions of subscribers every week. AnchorDesk will continue to be published through its contract with Iz.com.

Jesse Berst is one of the world's most widely known technology commentators. Named "Most Prominent Cyber Journalist" by the 1999 PRESStige awards and one of the world's most influential tech journalists by Marketing Computers Magazine, he is the originator and editorial director of ZDNet AnchorDesk, the Internet's most popular site for technology news analysis. AnchorDesk was named one of eight "Web Sites We Can't Live Without" by Fast Company Magazine and chosen "Best Overall Web Site" by the Society of Professional Journalists.

Mr. Berst's columns have appeared in many of the leading computer magazines in the US, Europe and Asia, including PC Computing and PC World (Japan). He is a popular keynote speaker and moderator at computer conferences and expositions and has appeared at dozens of international, national and regional events including Comdex, Seybold Seminars, Windows World, Windows Solutions, and many more. Jesse is widely quoted for his industry expertise in publications such as The Wall Street Journal, Time, Newsweek, Business Week, The New York Times, and dozens more. For several years, he was the anchor of CyberNews, a technology news segment for NorthWest CableNews. He has appeared on Good Morning America, ABC World News Tonight, CNBC, CNN, CBS Radio News and numerous other television and radio programs.

Mr. Berst has also authored or co-authored numerous computer books. His most recent effort is The Magnet Effect: What comes next in the Internet and how to know in time to cash in, due this summer from McGraw-Hill.

Iz.com is rich in personnel and possesses strengths in media, Internet, and television production. Because of this, the Company expects to make further announcements regarding increased management responsibilities and future Board additions. This focused media Internet strategy, combining content and distribution will allow the Company to continue to grow its member base and revenues.

About PopMail.com, inc.

PopMail.com, inc. is a "permission marketing" and "affinity-based" email marketing company, serving the needs of individual businesses in a one-on-one relationship with their customers. The


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Company targets four main vertical markets for its network services: Broadcast,
Media, Sports and Entertainment industries. Companies in these vertical markets typically have customers who have a strong affinity towards their products and services, such as a favorite sports team, radio station or upcoming broadcast or publication. Combining these email services allows companies to cut through the clutter and inefficiencies of traditional marketing and begin promoting and branding more effectively and efficiently to their viewers, listeners, fans and customers on the topics and items that are of interest to them.

The Private Securities Litigation Reform Act of 1995 provides a "safe- harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, ability to obtain needed capital, ability to attract and retain key and other personnel, those relating to development activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

SOURCE: PopMail.com, inc









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